                                                                   EXHIBIT 10.14


                            STOCK PURCHASE AGREEMENT

                                     AMONG

                         EMMIS BROADCASTING CORPORATION

                                      AND

                                MICHAEL R. LEVY,

                         DOW JONES & COMPANY, INC., AND

                                 GREGORY CURTIS





                                FEBRUARY 6, 1998

                            STOCK PURCHASE AGREEMENT
                                     AMONG
                         EMMIS BROADCASTING CORPORATION
                                      AND
                                MICHAEL R. LEVY,
                         DOW JONES & COMPANY, INC., AND
                                 GREGORY CURTIS

                                FEBRUARY 6, 1998

                               Table of Contents

                                                            Page No.

ARTICLE 1
  PURCHASE AND SALE OF SHARES
    1
    1.1   PURCHASE AND SALE OF SHARES........................   1
    1.2   PURCHASE PRICE.....................................   1

ARTICLE 2
  REPRESENTATIONS AND WARRANTIES OF SELLERS..................   5
    2.1   ORGANIZATION AND STANDING; BUSINESS CONDUCTED......   5
    2.2   CAPITALIZATION.....................................   6
    2.3   OWNERSHIP OF SHARES................................   7
    2.4   AUTHORITY..........................................   7
    2.5   FINANCIAL STATEMENTS...............................   8
    2.6   ABSENCE OF UNDISCLOSED LIABILITIES.................   8
    2.7   ABSENCE OF CERTAIN CHANGES.........................   9
    2.8   TITLE TO ASSETS AND RELATED MATTERS................  10
    2.9   CIRCULATION........................................  10
    2.10  TAX................................................  11
    2.11  EMPLOYEES..........................................  11
    2.12  RELATIONSHIP WITH AFFILIATES.......................  12
    2.13  BROKERAGE AND FINDERS' FEES........................  12
    2.14  JUDGMENTS..........................................  12
    2.15  LITIGATION.........................................  12
    2.16  COMPLIANCE WITH LAWS...............................  13
    2.17  POWERS OF ATTORNEY.................................  13
    2.18  LICENSES AND RIGHTS................................  13
    2.19  CONTRACTS..........................................  13
    2.20  NO DEFAULTS........................................  14
    2.21  INTELLECTUAL PROPERTY..............................  15
    2.22  INSURANCE POLICIES.................................  15
    2.23  NO CONFLICT........................................  16
    2.24  ENVIRONMENTAL MATTERS..............................  16
    2.25  EMPLOYEE PLANS.....................................  16



                                       i.

ARTICLE 3
  REPRESENTATIONS AND WARRANTIES OF BUYER..............  18
    3.1  ORGANIZATION; QUALIFICATION...................  18
    3.2  AUTHORITY OF BUYER............................  18
    3.3  INVESTMENT PURPOSE............................  19
    3.4  BROKERAGE AND FINDERS' FEE....................  19

ARTICLE 4
  COVENANTS............................................  19
    4.1  CONFIDENTIALITY...............................  19
    4.2  NONCOMPETITION................................  19
    4.3  [INTENTIONALLY OMITTED.]......................  20
    4.4  TERMINATION OF SHAREHOLDER AGREEMENTS.........  20
    4.5  MAINTENANCE OF INSURANCE......................  21
    4.6  BONUSES.......................................  21

ARTICLE 5
  INDEMNIFICATION......................................  21
    5.1  INDEMNIFICATION BY BUYER......................  21
    5.2  INDEMNIFICATION BY SELLERS....................  22
    5.3  INDEMNITY PROCEDURE...........................  23
    5.4  MEASURE OF DAMAGES............................  25
    5.5  WAIVER OF RIGHT TO CONTRIBUTION...............  25

ARTICLE 6
  CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER.........  25
    6.1  PERFORMANCE OF UNDERTAKINGS...................  25
    6.2  REPRESENTATIONS AND WARRANTIES................  25
    6.3  CONSENTS......................................  25
    6.4  HART-SCOTT-RODINO.............................  25
    6.5  NO MATERIAL ADVERSE CHANGE....................  26
    6.6  DOCUMENTS TO BE DELIVERED TO BUYER............  26
    6.7  SUITS.........................................  27
    6.8  OFFICERS AND KEY EMPLOYEES....................  27

ARTICLE 7
  CONDITIONS PRECEDENT TO OBLIGATION OF SELLERS........  27
    7.1  PERFORMANCE OF UNDERTAKINGS...................  27
    7.2  REPRESENTATIONS AND WARRANTIES................  27
    7.3  CONSENTS......................................  27
    7.4  HART-SCOTT-RODINO.............................  27
    7.5  DOCUMENTS TO BE DELIVERED TO SELLERS..........  28
    7.6  SUITS.........................................  28
    7.7  INSURANCE ARRANGEMENTS........................  28
    7.8  ASSIGNMENT OF PERSONAL PROPERTY...............  29

ARTICLE 8

                                      ii.

  CLOSING................................................ 29

ARTICLE 9
  SURVIVAL............................................... 29

ARTICLE 10
  REMEDIES............................................... 29
    10.1  GENERAL........................................ 29
    10.2  NO WAIVER...................................... 30

ARTICLE 11
  MISCELLANEOUS.......................................... 30
    11.1  ASSIGNMENT..................................... 30
    11.2  EXPENSES....................................... 30
    11.3  NOTICE......................................... 30
    11.4  CAPTIONS....................................... 32
    11.5  COOPERATION.................................... 32
    11.6  SCHEDULES AND EXHIBITS......................... 32
    11.7  COUNTERPARTS................................... 32
    11.8  PUBLICITY...................................... 32
    11.9  APPLICABLE LAW................................. 32
    11.11 SEVERABILITY................................... 33
    11.12 ENTIRE AGREEMENT............................... 33

Schedules

                1.1     2.2(a)  2.7   2.11  2.18  2.22  4.6
                2.1(a)  2.2(b)  2.8   2.15  2.19  2.23  6.8
                2.1(b)  2.3     2.10  2.16  2.20  2.24  7.7
                2.1(c)  2.4     2.12  2.17  2.21  2.25  7.8
                2.1(d)  2.6



Exhibits

     1.2(d)
     6.6(c) -- Intentionally omitted
     7.5(c) -- Intentionally omitted


                                      iii.

                            STOCK PURCHASE AGREEMENT


     This Stock Purchase Agreement ("Agreement"), dated February 6, 1998, by and among Michael R. Levy ("Levy"), Dow Jones & Company, Inc. ("Dow Jones"), and Gregory Curtis ("Curtis") (each a "Seller", and collectively "Sellers"), and Emmis Broadcasting Corporation, an Indiana corporation ("Buyer").

                              W I T N E S S E T H:

     WHEREAS, Sellers own all of the issued and outstanding shares of stock of Mediatex Communications Corporation, a Texas corporation ("MCC"); and

     WHEREAS, MCC, through its wholly owned subsidiary, Texas Monthly, Inc., a Texas corporation ("TMI"), is engaged in the business of publishing the periodical Texas Monthly (the "Magazine") and operating related and ancillary activities, including without limitation, producing and maintaining WWW Ranch, a web site, all of which utilize intellectual property owned by TMI; is engaged through its Publishing Partnership Division in the custom publishing business; and is engaged through its Mediatex National Sales Division in national sales activities for Texas Monthly and other publications (all such activities collectively being hereinafter referred to as the "Business"); and

     WHEREAS, Buyer desires to acquire, and Sellers desire to sell to Buyer, all of the issued and outstanding shares of common stock, par value $.10 per share, of MCC (the "Shares");

     NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements hereinafter contained, the parties hereto covenant and agree as follows:

                                   ARTICLE 1
                          PURCHASE AND SALE OF SHARES

     1.1 PURCHASE AND SALE OF SHARES. On the terms and subject to the conditions set forth in this Agreement, on the Closing Date (as defined in Article 8 hereof) each Seller will sell, assign, transfer and deliver to Buyer, free and clear of all liens, pledges and encumbrances of any kind, nature and description, and Buyer will purchase and accept from such Seller, the Shares owned by such Seller as set forth on Schedule 1.1, and each Seller will deliver to Buyer certificates for such Shares. Each such certificate shall be duly endorsed, or accompanied by a duly executed stock power, for transfer to Buyer.

     1.2 PURCHASE PRICE.

     (a) The purchase price (the "Purchase Price") for the Shares shall equal the sum of (i) $37,000,000.00 less the unpaid principal and accrued and unpaid interest as of the Closing Date on any interest-bearing debt for borrowed money (the "Closing Date Debt") of any Company (as hereinafter defined) including, but not limited to, the unpaid principal and accrued and unpaid interest as of the Closing Date under the loans (the "Bank Loan") payable by TMI and MCC to NationsBank of Texas, N.A., as confirmed in writing at Closing by such bank (such difference hereinafter referred to as the "Initial Purchase Price"), subject to adjustment as provided in Section 1.2(b)(iii) (as adjusted, the "Adjusted Initial Purchase Price") and subject to further adjustment as provided in Section 1.2(b)(iv) (as further adjusted, the "Adjusted Final Purchase Price").

     (b) The Purchase Price shall be paid as follows:

     (i) The Adjusted Initial Purchase Price shall be paid at Closing (as hereinafter defined) in immediately available funds by wire transfer to such bank accounts as shall be designated by Sellers, respectively, by notice to Buyer. Three business days prior to the Closing Date, Sellers shall provide Buyer with a reasonably detailed calculation of the estimated Closing Date Debt as of the Closing Date.

     (ii) All payments of the Purchase Price will be paid to Sellers (and any rebate of the Purchase Price pursuant to Section 1.2(b)(iv) shall be paid by Sellers) in proportion to their ownership of Shares as follows:


                                                     Percentage
                                        Number        of Share
                    Shareholder        of Shares       Ownership
                    -----------        ---------     -----------

                    Michael R. Levy      89,966        67.5948%

                    Dow Jones &
                    Company, Inc.        41,689        31.3225%

                    Gregory Curtis        1,441         1.0827%
                                        -------        --------
                                        133,096           100%

     (iii) The Initial Purchase Price shall be subject to adjustment as provided in this Subsection (iii). Three business days prior to the Closing Date, Sellers shall provide Buyer with a reasonably detailed statement (the "Preliminary Working Capital Report") setting forth Sellers' reasonable and good faith estimate of the Closing Date Current Assets, the Closing Date Current Liabilities, and the Closing Date Working Capital. The Adjusted Initial Purchase Price payable on the Closing Date shall be the Initial Purchase Price reduced by the Closing Date Working Capital Deficit, if any, or increased by the Closing Date Working Capital Surplus, if any, as shown on the Preliminary Working Capital Report. As used in this Agreement, the following terms shall have the meanings indicated:

     (A) "Closing Date Accounts Receivable" shall mean all accounts receivable of the Companies (as hereinafter defined) as of the close of business immediately prior to the Closing Date that have arisen from operation of the Business in the ordinary course consistent with past practices.

     (B) "Closing Date Current Assets" shall mean the sum, as of the close of business immediately prior to the Closing Date, of (i) the Closing Date Accounts Receivable, plus (ii) the prepaid expenses and future issue costs of the Companies, plus (iii) cash on hand, plus (iv) circulation materials and other inventories, all as determined in accordance with generally accepted accounting principles applied on a basis consistent with prior years as reflected in the Audited Financial Statements (as defined in Section 2.5) ("GAAP").

     (C) "Closing Date Current Liabilities" shall mean all trade payables and other items that would be included as current liabilities on a balance sheet of any of the Companies as of the close of business immediately prior to the Closing Date prepared in accordance with GAAP, excluding, however, (1) one-half of bonuses payable to senior management of MCC and TMI, up to a maximum exclusion of $45,000.00, and the payroll taxes relating to the excluded amount of such bonuses, (2) one-half of MCC's legal fees incurred in connection with the transactions contemplated by this Agreement up to a maximum exclusion of $15,000.00, (3) all Closing Date Debt, and (4) any unearned subscription revenue and related accrued expenses arising in the ordinary course of the Business consistent with past practices ("Subscription Liabilities").

     (D) "Closing Date Working Capital" shall mean the algebraic difference of
(i) the Closing Date Current Assets, minus (ii) the Closing Date Current Liabilities.

     (E) "Closing Date Working Capital Deficit" shall mean the amount, if any, by which the Closing Date Working Capital is less than $2,743,125.

     (F) "Closing Date Working Capital Surplus" shall mean the amount, if any, by which the Closing Date Working Capital is greater than $2,893,125.

     (G) Furthermore, "Closing Date Current Assets" shall not include the $2,182,010 in cash (the "Capital Contribution") which Levy contributed to MCC immediately prior to the Closing, such amount being calculated to equal the Companies obligations to pay cash to employees (the "Plan Payments") (but not the payroll taxes relating to such Plan Payments) pursuant to (i) the MCC Key Employee Success Sharing Plan, (ii) the MCC Management Success Sharing Plan, and (iii) the MCC Key Executive Employee Equity Participation Plan (together, the "Plans"). Also, "Closing Date Current Liabilities" shall not include the Plan Payments to the extent, and only to the extent, the Plan Payments do not exceed the Capital Contribution. In addition, "Closing Date Current Liabilities" shall not include the payroll taxes relating to the Plan Payments.

     (iv) The Purchase Price shall be subject to adjustment as follows:

     (A) Within sixty (60) days after the Closing Date, Buyer shall deliver to Sellers a reasonably detailed statement setting forth Buyer's determination (consistent with Exhibit 1.2(d)) of the Closing Date Current Assets, Closing Date Current Liabilities, Closing Date Working Capital, Closing Date Debt, and Closing Date Working Capital

Surplus or Closing Date Working Capital Deficit (herein sometimes collectively referred to as the "Closing Date Balance Sheet Amounts") and the Adjusted Final Purchase Price, which shall be final and binding on the parties for purposes of determining the Purchase Price unless within twenty-one days after receiving Buyer's statement, any Seller objects to such determination by giving Buyer written notice setting forth his or its determination (consistent with Exhibit 1.2(d)) of such Closing Date Balance Sheet Amounts, the Adjusted Final Purchase Price and the basis for his or its determination. In the event of such an objection and the failure of the parties within fifteen (15) days thereafter to reach agreement on the Adjusted Final Purchase Price, then Buyer may select any office in the United States of KPMG Peat Marwick LLP (the "Arbitrating Accounting Firm") which shall make the final determination (consistent with
Exhibit 1.2(d)) of the Closing Date Balance Sheet Amounts and the Adjusted Final Purchase Price. The determination of the Adjusted Final Purchase Price by the Arbitrating Accounting Firm shall be final and binding upon the parties for purposes of determining the Purchase Price. The fees of the Arbitrating Accounting Firm shall be paid (1) by Buyer if the objecting Seller's calculation of the Adjusted Final Purchase Price is closer to the Arbitrating Accounting Firm's determination, (2) by the objecting Seller or Sellers if Buyer's calculation of the Adjusted Final Purchase Price is closer to the Arbitrating Accounting Firm's determination, and (3) otherwise 50% by the objecting Seller or Sellers and 50% by Buyer. In the event the Adjusted Final Purchase Price as finally determined under this Section 1.2(b)(iv)(A) exceeds the Adjusted Initial Purchase Price as set forth in the Preliminary Working Capital Report, the Purchase Price shall be increased by the amount of such excess. In the event the Adjusted Final Purchase Price as finally determined under this Section 1.2(b)(iv)(A) is less than the Adjusted Initial Purchase Price as set forth in the Preliminary Working Capital Report, the Purchase Price shall be reduced by the amount of such decrease.

     (B) If the adjustments under this Subsection (iv) result in a net reduction of the Purchase Price, Sellers shall rebate to Buyer a portion of the Purchase Price equal to such reduction. If the adjustments under this Subsection (iv) result in a net increase of the Purchase Price, Buyer shall pay to Sellers an amount equal to such increase. Any payment due under this Subsection (iv) shall be made not later than five (5) business days after the final determination of the Closing Date Working Capital and the Closing Date Debt pursuant to this Subsection (iv). Payment shall be made by wire transfer to the bank account designated by the recipient of such payment. The Purchase Price after such adjustments shall be the Adjusted Final Purchase Price.

     (C) Sellers and Buyer agree to cooperate as reasonably requested by the Arbitrating Accounting Firm in the determination of the Closing Date Working Capital and the Closing Date Debt.

     (c) Seventy-Four Thousand Dollars ($74,000.00) of the Purchase Price shall be allocated to the noncompetition covenants in Section 4.2 (prorata among the Sellers pursuant to the percentages set forth in Section 1.2(b)(ii)), and the balance of the portion of the Purchase Price shall be allocated to the Shares. Sellers and Buyer shall use such allocations for all reporting purposes in connection with federal, state and local income taxes. Any adjustment provided in this Agreement to the Purchase Price shall be deemed an adjustment to the portion of the Purchase Price allocated to the Shares.

     (d) An example of the calculation of the Adjusted Final Purchase Price is attached as Exhibit 1.2(d).

     (e) Notwithstanding anything contained herein to the contrary, the parties agree and acknowledge that the Adjusted Initial Purchase Price, Adjusted Final Purchase Price, and the calculations of the Purchase Price (and the components thereof), have been and shall be calculated as of 11:59 P.M. on January 31, 1998 (the "Determination Time") for all purposes under the Agreement. Furthermore, each of the Sellers represents and warrants that (i) the principal amount of the Closing Date Debt as of the Determination Time is the same as the amount as of the Closing Date, and (ii) the Companies have only incurred liabilities since the Determination Time in the ordinary course of business consistent with past practices.


                                   ARTICLE 2
                   REPRESENTATIONS AND WARRANTIES OF SELLERS

     Each Seller hereby represents and warrants to Buyer, as of the date hereof, as follows:

     2.1 ORGANIZATION AND STANDING; BUSINESS CONDUCTED.

     (a) MCC is a corporation duly organized, validly existing and in good standing under the laws of Texas, has full corporate power and authority to carry on its business as and where now conducted and to own, operate and lease its properties in the places where such properties are now owned, operated or leased by it, which jurisdictions are set forth on Schedule 2.1(a), and is duly qualified, licensed or otherwise authorized to do business and is in good standing in each jurisdiction, domestic and foreign, in which the nature of the business conducted by such corporation or the property owned, leased or operated by it makes such qualification, licensing or other authorization necessary, except where the failure to be so qualified, licensed or authorized would not have a material adverse effect on the assets, operations, financial condition, results of operations or business of MCC and the Subsidiaries (as defined below) taken as a whole (a "Material Adverse Effect"), which jurisdictions are set forth on Schedule 2.1(a).

     (b) Except as set forth on Schedule 2.1(b), MCC has no subsidiaries or any investments in any incorporated or unincorporated entities, other than TMI and Mediatex Development Corporation (together, the "Subsidiaries"). Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, has full corporate power and authority to carry on its business as and where now conducted and to own, operate and lease its properties in the places where such properties are now owned, operated or leased by it, which jurisdictions are set forth on Schedule 2.1(b), and is duly qualified, licensed or otherwise authorized to do business and is in good standing in each jurisdiction, domestic and foreign, in which the nature of the business conducted by such corporation or the property owned, leased or operated by it makes such qualification, licensing or other authorization necessary, except where the failure to be so qualified, licensed or authorized would not have a Material Adverse Effect, which jurisdictions are set forth on
Schedule 2.1(b).

     (c) Except as set forth on Schedule 2.1(c), the business of MCC and the Subsidiaries has been and is limited to the operation of the Business, activities directly related thereto, and incidental activities that are not material individually or in the aggregate.

     (d) Accurate and complete copies of articles of incorporation and by-laws (or their equivalent), including all amendments thereto and restatements thereof, corporate minutes and the stock record book of MCC and of each Subsidiary have been delivered to Buyer. Except as set forth on Schedule 2.1(d), all corporate action of the type which is customarily recorded in the minutes of proceedings of the directors and shareholders of a corporation which has previously been taken by shareholders of MCC and of each Subsidiary, by the Board of Directors of MCC and of each Subsidiary or by any committee of any such Board is properly and accurately recorded in all material respects in the corporate minutes of MCC or the Subsidiary, as the case may be. Complete and accurate records with respect to the issuance, transfer, redemption and cancellation of shares of capital stock of MCC and each Subsidiary are contained in their respective stock record books.

     2.2 CAPITALIZATION.

     (a) The authorized capital stock of MCC consists of 1,000,000 shares of common stock, par value $.10 per share, of which one hundred thirty-three thousand ninety-six (133,096) shares are issued and outstanding. All of the Shares are duly authorized, validly issued, fully paid and non-assessable and have not been issued in violation of preemptive or other rights or in violation of applicable securities laws. The authorized capital stock and number of shares of such stock outstanding of each Subsidiary is set forth on Schedule 2.2(a). All such outstanding shares of each Subsidiary are duly authorized, validly issued, fully paid and non-assessable and have not been issued in violation of preemptive or other rights or in violation of applicable securities laws.

     (b) Except as set forth on Schedule 2.2(b), neither MCC nor any Subsidiary has any options, warrants or other rights outstanding for the purchase of, or has any outstanding securities convertible into, any equity security of such corporation. Neither MCC nor any Subsidiary has agreed to issue, purchase, sell or transfer any of its securities.

     2.3 OWNERSHIP OF SHARES. Such Seller owns and at the Closing will own of record and beneficially all of his or its Shares specified on Schedule 1.1, and transfer at Closing will vest in the Buyer good title to the Shares of such Seller free and clear of any pledge, lien, claim, encumbrance, option or agreement, rights of dower or community property subject to Buyer-created liens and resale restrictions under securities laws. Except as set forth on Schedule 2.3, all outstanding shares of each Subsidiary are owned beneficially and of record solely by MCC free and clear of any pledge, lien, claim, encumbrance, option or agreement, rights of dower or community property, subject to Buyer-created liens and resale restrictions under securities laws.

     2.4 AUTHORITY.

     (a) This Agreement constitutes a valid and binding agreement of such Seller, enforceable against him or it in accordance with its terms. Except for violations, breaches and defaults for which waivers have been obtained and which are set forth on Schedule 2.4, neither the execution, delivery nor consummation of this Agreement by such Seller will, with the passage of time, the giving of notice or otherwise, result in a violation or breach of, or constitute a default under, any term or provision of any material indenture, mortgage, deed of trust, lease, franchise, license, permit, instrument, order, judgment, decree, statute, rule, regulation, ordinance, law, contract, agreement or any other restriction to which MCC or any Subsidiary (each a "Company", and together the "Companies") or such Seller is a party or to which any of the Companies' or such Seller's assets are subject or bound; nor will it result in the creation or imposition of any lien, mortgage, pledge, security interest, encumbrance, claim or other charge of any kind ("Lien") upon any of the assets of any Company or such Seller; nor will it result in any lawful acceleration or termination of any loan agreement or other evidence of indebtedness, security agreement or industrial revenue bond document to which any Company or such Seller is a party or to which any Company's assets or the assets of such Seller are subject.

     (b) Except tor those approvals or consents that will have been obtained by such Seller and the Companies prior to Closing or which are set forth on
Schedule 2.4, no approval or consent of any person, firm or other entity or body, including any federal, state, local or foreign government department or agency, is required to be obtained by any Company or such Seller for the authorization of this Agreement or the consummation by such Seller of the transactions herein contemplated (the "Transactions"), except for approvals or consents under Contracts (as hereinafter defined) that are not material to the Business.

     2.5 FINANCIAL STATEMENTS. Sellers have provided or caused to be provided to Buyer the Audited Consolidated Financial Statements of the Companies, certified by KPMG Peat Marwick LLP, independent public accountants, consisting of (i) consolidated balance sheets of the Companies as at July 31, 1997, 1996 and 1995 and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended (collectively, the "Audited Financial Statements"), and the Unaudited Consolidated Financial Statements of the Companies consisting of a consolidated balance sheet of the Companies as at December 31, 1997 ("Current Date") and the related consolidated statements of income, stockholders' equity and cash flows for the five (5) months then ended (collectively, the "Unaudited Financial Statements," and together with the Audited Financial Statements, the "Financial Statements"). The Financial Statements have been prepared in accordance with GAAP and fairly present in all material respects the financial position of the Companies as of those dates and the results of its operations and changes in its financial position for the fiscal year or period then ended, except that the Unaudited Financial Statements do not include changes in stockholders' equity or footnotes and are subject to normal year end adjustments which in the aggregate are not material. The Financial Statements include all adjustments required for a fair presentation, except that the Unaudited Financial Statements do not include changes in stockholders' equity or footnotes and are subject to normal year end adjustments which in the aggregate are not material. The Companies make and keep books, records and accounts that in reasonable detail accurately and fairly reflect the transactions, acquisitions and dispositions of the assets of the Companies in all material respects.

     2.6 ABSENCE OF UNDISCLOSED LIABILITIES. Each of the Companies has no debt, liability or obligation, secured or unsecured (whether absolute, accrued, contingent, or otherwise, and whether due or to become due), including, but not limited to, liabilities or obligations of a nature required by GAAP to be reflected in a corporate balance sheet or disclosed in the notes thereto, except (i) liabilities which are fully accrued or fully reserved against in the Financial Statements, (ii) Subscription Liabilities incurred after the Current Date, (iii) current liabilities incurred in the ordinary course of the Business or in connection with this Agreement or the Transactions, all of which will be satisfied in full prior to Closing or included (except to the extent otherwise specifically provided in this Agreement) as Closing Date Current Liabilities,
(iv) the Bank Loan, (v) the Companies' obligations (other than for breach) under the Contracts (as hereinafter defined), (vi) liabilities disclosed on
Schedule 2.6, and (vii) any other liability if, and only if, the liability does not constitute a breach of any representation or warranty in this Article 2 that is qualified by materiality but would constitute a breach thereof if the representation and warranty were not qualified by materiality.

     2.7 ABSENCE OF CERTAIN CHANGES. Since the Current Date except as set forth on Schedule 2.7, the Companies have actively conducted their businesses in the ordinary and regular course and maintained their records and books of account in reasonable detail which accurately and fairly reflect the transactions of the Companies in all material respects. Since the Current Date, there has not been, except as disclosed on Schedule 2.7:

     (a) Any material adverse change in the nature of the business, the results of operations, the assets, the financial condition, or the manner of conducting the Business, other than changes in the ordinary course of business, none of which has had or may reasonably be expected to have a Material Adverse Effect;

     (b) Any material damage, destruction or casualty loss (whether or not covered by insurance) adversely affecting the business, the results of operations, the assets or the financial condition of any Company or its ability to carry on its operations substantially as presently conducted;

     (c) Any declaration, setting aside or payment of dividends or other distributions in respect of the Shares;

     (d) Any entering into of any employment agreement, or any increase in the compensation payable, or to become payable, by the Companies to any of their respective officers, employees or agents over the rates payable at the Current Date, except for increases in the ordinary course of business in the compensation payable to employees who are paid on any hourly basis;

     (e) Any issuance of securities of any Company, including options, warrants or other agreements evidencing or requiring such issuance;

     (f) Any entering into, amendment or termination of, default by the Companies or, to the best of the knowledge of such Seller, default by any other party under, any material contract, agreement or license to which any Company is a party;

     (g) Any material labor dispute or collective labor negotiation involving any Company;

     (h) Any discharge or satisfaction of any lien, encumbrance, obligation or liability (accrued, absolute, fixed or contingent) of any Company except in the ordinary course of business or under the Bank Loan;

     (i) Incurrence by any Company of any material obligation or liability (accrued, absolute, fixed or contingent) except current liabilities incurred, and obligations entered into, in the ordinary course of business and consistent with prior practice;

     (j) Institution of any severance, retirement, bonus, stock option, profit sharing, pension plan or similar agreement or material changes made in any such existing plans of any Company, other than severance or bonus arrangements with employees of any Company entered into in the ordinary course of business consistent with past practices;

     (k) Any capital expenditure, or any commitment for a capital expenditure entered into by any Company which was not outstanding as of the Current Date, involving an amount of more than Twenty-Five Thousand Dollars ($25,000) in any one instance or an aggregate of more than One Hundred Thousand Dollars ($100,000);

     (l) Announcement or initiation of any general increase in compensation, bonus, insurance or employee benefits involving employees of any Company; or

     (m) Any amendment to the articles of incorporation or bylaws of any Company.

     2.8 TITLE TO ASSETS AND RELATED MATTERS. Except for any lien for current taxes not yet due or as disclosed on Schedule 2.8, one of the Companies owns, free and clear of any liens, claims, charges, options, leases or other encumbrances or security interests (purchase money or otherwise), (i) all of the personal property reflected in the Unaudited Financial Statements as owned, and (ii) all personal property acquired since the Current Date, other than personal property which has been disposed of in the ordinary course of business (it being understood that a disposition to any person of any asset, other than inventory in the ordinary course of business, carried on the Companies' books at more than Twenty-Five Thousand Dollars ($25,000) shall be deemed to be a disposition other than in the ordinary course of business). All personal property used by the Companies in the operation of the Business is either owned by one of the Companies or leased under an agreement reflected on a Schedule hereto. All such owned or leased personal property is of sufficient quantity and type necessary to conduct the Business in all material respects in the manner which it has been and is now operated, and all such material personal property is in good operating condition and repair, ordinary wear and tear excepted.

     2.9 CIRCULATION. MCC has provided or caused to be provided to Buyer (i) the audited circulation reports (the "White Sheets") of the Audit Bureau of Circulations ("ABC") with respect to the Magazine for the twelve months ended December 31, 1996 and December 31, 1995, respectively; and (ii) the unaudited publisher's circulation statement (the "Pink Sheet") published by ABC with respect to the Magazine for the six months ended June 30, 1997. Such White Sheets and Pink Sheet fairly present the information shown thereon in all material respects. The average paid circulation of the Magazine for the six months ended June 30, 1997 was not less than ninety-eight percent (98%) of the amount set forth in such Pink Sheet.

     2.10 TAX.

     (a) Except as set forth on Schedule 2.10, each Company has filed on a timely basis all federal, state, local and foreign tax and duty returns and reports of every nature required to be filed by it, which returns and reports are true, correct and complete, and has paid all such taxes and duties shown as due on such returns. Except as disclosed on Schedule 2.10, no Company has received any notice that it is delinquent in the payment of any tax or estimated tax payments, and has not required any extension of time within which to file any tax return which has not since been filed. Except as set forth on
Schedule 2.10, no notices respecting asserted or assessed deficiencies for any tax have been received by any Company. The income tax returns of the Companies have never been audited by the Internal Revenue Service or the comparable agency of a foreign country, state, or municipality, and except as set forth on
Schedule 2.10, no investigation of any Company by any tax agency or authority is presently pending or to the knowledge of such Seller threatened, and none of the Companies is a party to any action or proceeding by any governmental authority for the assessment or collection of taxes, nor has any such event been asserted or to the knowledge of such Seller threatened. No Company has filed any consent of the type described under Section 341(f) of the Internal Revenue Code of 1986, as amended, and applicable regulations promulgated thereunder (the "Code"), or made any election or deemed election pursuant to Section 338 of the Code. Neither such Seller nor any Company has extended or waived any statute of limitation with respect to any tax.

     (b) Provision for taxes has been adequately accrued on the Financial Statements and on the books of the Companies for all periods as to which no returns are due.

     (c) For purposes of this Agreement, the term "tax" or "taxes" means all income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, stamp, premium, property, customs duties, fees, assessments, foreign income and withholding taxes or other charges of any kind whatsoever, together with any interest and any penalties, additions to tax or other additional amounts imposed by any taxing authority, domestic or foreign.

     2.11 EMPLOYEES.

     (a) Schedule 2.11 sets forth a true and complete list of (i) the names, titles, salaries, currently accrued and unused vacation (including both the number of days and dollar value), bonus arrangements and all other compensation of all employees, consultants or independent contractors employed or retained by any Company, and (ii) the termination pay or other severance benefits, if any, payable to each such employee upon termination of employment. The Contracts furnished to Buyer include true and complete copies of all such written agreements, and Buyer has been furnished a written summary of the terms of employment or retention for each employee, consultant or independent contractor who is not employed or retained under a written agreement.

     (b) There is no collective bargaining agreement applicable to any employees of any Company, and to the best of such Seller's knowledge, there is no organizational effort currently being made or threatened by or on behalf of any labor union with respect to employees of any Company. There are no unfair labor charges pending against any Company, and no Company has experienced any significant labor difficulties within the preceding 24 months.

     2.12 RELATIONSHIP WITH AFFILIATES.

     (a) Such Seller (other than Dow Jones) does not possess, directly or indirectly, any financial interest in, and is not a director, officer or employee of, any corporation, partnership or other entity which is a supplier, customer or competitor of any Company.

     (b) Except as set forth on Schedule 2.12, there are no arrangements between any Company and such Seller or an affiliate of such Seller pursuant to which goods or services are provided to or by any Company other than the services provided by Levy and Curtis as employees of the Companies.

     2.13 BROKERAGE AND FINDERS' FEES. No Company or such Seller, nor any officer, director, employee or agent of any Company or such Seller, has incurred on behalf of any

Company or such Seller any liability to any broker, finder or agent for any brokerage fees, finders' fees or commissions with respect to the Transactions, except that MCC has retained The Jordan, Edmiston Group, Inc. (the "Broker") to act as broker and advisor to the Companies and Sellers in connection with the Transactions. The Broker's fee shall be paid by Sellers at Closing and, accordingly, will not be a Closing Date Current Liability.

     2.14 JUDGMENTS. No Company is a party to or subject to any judgment, order or decree entered in any action or proceeding brought by any federal, state, municipal, foreign or other governmental department or agency or any other party against a Company enjoining it in respect of, or the effect of which is to limit, restrict, regulate or prohibit, any business practice or the conduct of business in any area or the acquisition of any property.

     2.15 LITIGATION. Except as set forth on Schedule 2.15, there are no claims, actions, suits, demands or other proceedings or investigations, either administrative or judicial, pending or, to such Seller's knowledge, threatened against any Company or with respect to the Business or the Transactions. No Company is charged with or, to such Seller's knowledge, threatened with, a material charge or violation, or is under investigation with respect to a possible material violation, of any material provision of any federal, state, local or foreign law, statute, ordinance, administrative ruling, rule or regulation relating to any aspect of the Business. Schedule 2.15 also sets forth, with respect to the matters listed therein, those matters which are fully or partially covered by insurance, and the amount, if any, of the claim not so covered.

     2.16 COMPLIANCE WITH LAWS. Except as set forth on Schedule 2.16, no Company is in violation of or in default under: (i) any judgment, order or decree of any court, or (ii) to such Seller's knowledge, any law, statute, ordinance, rule or regulation of any federal, state, local or foreign government or any department or agency of any of the foregoing (including, without limitation, the Foreign Corrupt Practices Act and laws, regulations, orders and restrictions applicable to zoning, pension, welfare or employee benefit plans, wages and hours, equal employment, labor relations and occupational health and safety), nor has it received any notice of noncompliance, or of any investigation or review for possible violation of the foregoing which would have a Material Adverse Effect. Except as set forth in
Schedule 2.16, there is no basis for any such action which would have a Material Adverse Effect.

     2.17 POWERS OF ATTORNEY. Except as set forth on Schedule 2.17 or contained in the Contracts, no Company has any powers of attorney outstanding.

     2.18 LICENSES AND RIGHTS. Except as set forth on Schedule 2.18, the Companies possess all material franchises, licenses, permits and other authorizations from federal, state, local, foreign and other governmental or regulatory authorities that are necessary to permit the Companies to operate or otherwise transact the Business at all locations and places where they have operated or otherwise transacted business on or since the Current Date or are presently operating or otherwise transacting business, and no Company is in violation in any material respect of any of the same. As to any such permit, license or authorization that is about to expire, a Company, as appropriate, has filed for renewal of the same in a timely and proper manner. Such franchises, licenses, permits and other authorizations are listed on Schedule 2.18.

     2.19 CONTRACTS. Schedule 2.19 is a true and complete list of all written and all material oral contracts, understandings, commitments, arrangements and agreements (including all amendments thereto), unperformed in whole or in part, to which any Company is a party (the "Contracts"), including but not limited to:

     (a) Contracts for the employment or compensation of any director, officer, employee, registered representative or agent of any Company;

     (b) Contracts relating to equipment purchases or construction;

     (c) Collective bargaining agreements, bonus, incentive, pension, profit sharing, hospitalization, life insurance, sickness and accident insurance, deferred compensation, retirement, stock option or stock purchase plans or similar plans providing employee benefits;

     (d) Conditional sales contracts, leases of real or personal property and contracts for the purchase or sale of real or personal property;

     (e) Any contract or agreement for the furnishing of services or products by any Company, except individual contracts made in the ordinary course of business with scheduled payments of less than Twenty-Five Thousand Dollars ($25,000) in the aggregate;

     (f) Contracts containing covenants limiting the freedom of any Company to compete in any line of business or with any person,

     (g) Any partnership or joint venture agreement or arrangement or any other agreement involving a sharing of profits;

     (h) Any lease of real or personal property;

     (i) Any contract or agreement for the purchase of any materials, finished products, supplies or services except individual purchase orders made in the ordinary course of business with scheduled payments of less than Twenty-Five Thousand Dollars ($25,000) in the aggregate;

     (j) Any instrument or arrangement evidencing or securing indebtedness for money borrowed or to be borrowed, whether directly or indirectly, by way of purchase money obligation, guaranty, conditional sale, lease-purchase or otherwise, or any contracts encumbering title to any properties, real or personal; and

     (k) Distribution and sales representative agreements.

MCC has provided to Buyer a true and complete copy of each material written Contract, and a true and complete written description of each material oral Contract.

     2.20 NO DEFAULTS. Except as set forth on Schedule 2.20, no material breach or default under any Contract or any default (or event which with the passage of time or the giving of notice or both would become a material default or breach) exists in the performance of any obligation of any Company under the terms of any Contract, and the consummation of the Transactions will not result in such a breach or default nor result in the creation or imposition of any Lien upon the Shares or any assets of any Company.

     2.21 INTELLECTUAL PROPERTY.

     (a) As used herein, "Intellectual Property" means all trade names, trademarks, service marks, copyrights, patents, inventions, jingles, slogans, symbols, logos and any other proprietary material, process, trade secret or trade right used in the operation of the Business or otherwise owned or held by any Company, and all registrations, applications and licenses for any of the foregoing.

     (b) Schedule 2.21 lists all Intellectual Property applied for, owned, used or licensed (either as licensor or licensee) in connection with the operation of the Business. Except as disclosed on Schedule 2.21:

     (i) One of the Companies owns, free and clear of conflicting claims or restrictions and without infringement on the rights of others, all right and interest in, and right and authority to use in connection with the conduct of the Business as presently conducted, all of the Intellectual Property listed on
Schedule 2.21 that is material to the conduct of the Business, and the rights under all such Intellectual Property are in full force and effect.

     (ii) There are no outstanding or, to the knowledge of such Seller, threatened judicial or adversary proceedings to which any Company is a party with respect to any of the Intellectual Property listed on Schedule 2.21.

     (iii) No person or entity has been granted any license or other right or interest in or to any of the Intellectual Property listed on Schedule 2.21 or to the use thereof.

     (iv) Such Seller has no knowledge of any infringement or unlawful use of any of the Intellectual Property listed on Schedule 2.21.

     (v) MCC has delivered to Buyer copies of all state and federal registrations and other material documents, if any, establishing any of the rights and properties constituting a part of the Intellectual Property.

     2.22 INSURANCE POLICIES. Schedule 2.22 lists the policies of theft, fire, liability, workers' compensation and other forms of insurance held by any Company, including the names of the insurers, the coverage limits and the amount of the deductible. Schedule 2.22 also describes any self insurance programs of any Company in effect. MCC has furnished to Buyer true and complete copies of all such policies and descriptions of such self insurance programs. Neither such Seller nor any Company has knowledge of any threat by any insurance carriers to terminate any of the insurance policies now held by any Company or materially increase any premiums in respect thereof, nor has any Company failed to comply with any conditions contained in any of such policies that would adversely affect any Company's rights under any such policies.

     2.23 NO CONFLICT. Except as set forth on Schedule 2.23, neither such Seller nor, to the knowledge of such Seller, any officer or director of any Company has any interest in any property, real or personal, tangible or intangible, including inventions, patents, copyrights, trademarks or trade names, used in or pertaining to the Business.

     2.24 ENVIRONMENTAL MATTERS. No environmental permits or licenses of any Company are necessary to conduct its business as presently conducted or as conducted during the last three (3) years. Except as set forth on Schedule 2.24, no Company has delivered any reports to any federal, state, local and foreign environmental agencies for the past five (5) years regarding environmental matters. No Company has received any notice of environmental violations or has conducted, or currently operates, surface impoundments, incinerators, Iandfills, tanks, waste piles or deep well injection systems for the treatment, storage or disposal of hazardous or solid wastes. Except as disclosed on Schedule 2.24, no Company has transported any hazardous wastes, or entered into a contract or agreement, or otherwise arranged, for the transportation of any such hazardous waste, for disposal or treatment at an off-site treatment, storage or disposal facility. Neither such Seller nor any Company is aware of any pending or threatened litigation by governmental agencies or citizens groups concerning any alleged violation of environmental laws or regulations by any Company. There are no claims or potential claims resulting from any requirements, liabilities or claims, to remedy or cleanup or resulting from the placement or discharge from any Company's facilities of hazardous waste, solid wastes, wastewater or process water, whether required by a statute, order or regulation of a governmental agency or a private claim.

     2.25 EMPLOYEE PLANS. Except for the plans and arrangements listed and described on Schedule 2.25 (individually a "Benefit Plan" and collectively the "Benefit Plans"), no Company or any other member of the Controlled Group (as defined below), maintains, sponsors or has an obligation or liability with respect to any "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the applicable regulations promulgated thereunder ("ERISA"), or any incentive, bonus or severance plan or arrangement, employment contract, collective bargaining agreement, deferred compensation, stock purchase or incentive agreement or arrangement, or other employee benefit plan or arrangement. For purposes of this

Section 2.25, "Controlled Group" shall mean the Companies and any trade or business, whether or not incorporated, which is currently treated together with the Companies under Section 4001(b)(1) of ERISA or Sections 414(b), (c), (m) or
(o) of the Code. With respect to each Benefit Plans listed on Schedule 2.25, true and complete copies of which have been provided to Buyer, except as set forth on Schedule 2.25:

     (a) There are no actions, suits or claims pending (other than routine claims for benefits) or, to such Seller's knowledge, threatened against the Benefit Plans, the assets of the Benefit Plans, any fiduciary of the Benefit Plans, or any Company.

     (b) The Benefit Plans, the fiduciaries and administrators of the Benefit Plans, and the Controlled Group have at all times been in substantial compliance with applicable requirements of ERISA, the Code, and any other applicable law governing the Benefit Plans, and the Benefit Plans have at all times been administered substantially in accordance with all such requirements of law and in accordance with their respective terms to the extent consistent with all such requirements of law.

     (c) No Benefit Plan is a "multiemployer plan" as described in Section 3(37) of ERISA or Section 414(f) of the Code, or is subject to Title IV of ERISA, or Part 3 of Subtitle B of Title 1 of ERISA.

     (d) No trust associated with any of the Benefit Plans has earned any "unrelated business taxable income" (as, such term is defined in Section 512 of the Code and the regulations thereunder) or "unrelated debt financed income" (as such term is defined in Section 514 of the Code and regulations thereunder).

     (e) If any of the Benefit Plans is an "employee welfare benefit plan" as defined in Section 3(1) of ERISA, (i) there is no trust associated with any such Benefit Plan, (ii) any such Benefit Plan does not provide for non-terminable or non-alterable medical benefits for employees, dependents or retirees, and (iii) any such Benefit Plan does not provide any benefits for any person upon or following retirement or termination of employment except as otherwise required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code (herein collectively referred to as "COBRA"), and then only to the extent the person pays for such benefit.

     (f) Except as required by law or under the terms of the Benefit Plans, no events or changes have occurred or are reasonably expected to occur with respect to any of the Benefit Plans that would cause a material increase in the cost of providing benefits under such Benefit Plan.

     (g) Full payment has been made of all amounts which any Company is required, under applicable law or under the Benefit Plans, to have paid as a contribution or a benefit for the plan years of each of the Benefit Plans that ended prior to the date hereof. All contributions required to be made to and all other liability of any Company under the Benefit Plans for the periods covered by the Financial Statements have been set forth on the appropriate Financial Statement in accordance with GAAP. Benefits under the Benefit Plans are as provided in the documents governing the Benefit Plans and, except as required by law or in accordance with the terms of the Benefit Plans, have not been increased subsequent to the date as of which such documents have been provided.

     (h) The consummation of the Transactions will not (i) entitle any current or former employee or officer of any Company to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting under any of the Benefit Plans, (iii) increase the amount of compensation due any such employee or officer, (iv) cause any Company to transfer or set aside any assets to fund or otherwise provide for the benefits under any of the Benefit Plans for any current or former employee, officer or director, or (v) result in any non-exempt prohibited transaction described in ERISA Section 406 or Code Section 4975.

                                   ARTICLE 3
                    REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Sellers as follows:

     3.1 ORGANIZATION; QUALIFICATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana, has full corporate power and authority to carry on its business as and where now conducted and to own, operate and lease its properties at and in the places where such properties are now owned, operated or leased by it, and is duly qualified, licensed or otherwise authorized to do business and is in good standing in each jurisdiction, domestic and foreign, in which the nature of the business conducted by it or the property owned, leased or operated by it makes such qualification, licensing or other authorization necessary.

     3.2 AUTHORITY OF BUYER.

     (a) The execution and delivery of this Agreement by Buyer and the due consummation of the Transactions will have been duly authorized by all necessary corporate action as of the Closing Date, and this Agreement constitutes a valid and binding agreement of Buyer enforceable against it in accordance with its terms. The execution of this Agreement by Buyer is not contrary to the articles of incorporation or bylaws of Buyer. Neither the execution, delivery nor consummation of this Agreement by Buyer will, with the passage of time, the giving of notice or otherwise, result in a violation or breach of, or constitute a default under, any term or provision of any indenture, mortgage, deed of trust, lease, franchise, license, permit, instrument, order, judgment, decree, statute, rule, regulation, ordinance, law, contract, agreement or any other restriction to which Buyer is a party or to which Buyer or any of its assets are subject or bound, nor will it result in the creation or imposition of any Lien upon any of its assets nor will it result in an acceleration or termination of any loan agreement or other evidence of indebtedness, security agreement or industrial revenue bond document to which Buyer is a party or to which any of its assets are subject.

     (b) At the Closing Date, no further corporate action will be necessary on the part of Buyer to make this Agreement valid and binding upon Buyer. No other approval or consent of any person, firm or other entity or body is required to be obtained by Buyer for the authorization of this Agreement or the consummation by Buyer of the Transactions.

     3.3 INVESTMENT PURPOSE. The Shares are being acquired for investment and not with a view toward the resale or distribution thereof. Buyer understands that the Shares may not be sold or transferred unless subsequently registered under the Securities Act of 1933, as amended (the "Securities Act"), and any applicable state securities laws, or unless exemptions from registration under such laws are available. Buyer represents and warrants that the Companies have made available to Buyer the opportunity to ask questions and to receive answers concerning the Companies, the Shares and to otherwise conduct the due diligence it sought to conduct in connection with an investment decision to purchase the Shares.

     3.4 BROKERAGE AND FINDERS' FEE. Buyer has not incurred any liability to any Broker, finder or agent for any brokerage fees, finders' fees or commissions with respect to the Transactions.

                                   ARTICLE 4
                                   COVENANTS

     4.1 CONFIDENTIALITY. All information delivered to Buyer or otherwise disclosed in writing as confidential by any Seller (or its or his representatives) before or after the date hereof, in connection with the Transactions, shall be kept confidential by Buyer, the other Sellers, and its or his representatives and shall not be used other than as contemplated by this Agreement, except to the extent that such information (i) was otherwise publicly available or known by the recipient when received, (ii) is or hereafter becomes lawfully obtainable from third parties not related to Buyer, the other Sellers, or its or his affiliates, (iii) is required by law or the rules of any stock exchange to be disclosed or (iv) to the extent such duty as to confidentiality is waived in writing by or on behalf of the party from whom the information is obtained.

     4.2 NONCOMPETITION.

     (a) Each Seller severally agrees that during the three-year period (in the case of Levy) or the one-year period (in the case of Dow Jones and Curtis) from and after the Closing Date, such Seller shall not, whether as an owner, shareholder, partner, employee, consultant, advisor, independent contractor or otherwise, directly or indirectly (except as an employee of any Company) engage in the business of producing, publishing, distributing or selling a regional or city magazine the content of which is generally centered on Texas or a city or other area or location within Texas. The parties acknowledge and agree that this provision does not apply to any of any Seller's other publications (whether print or on-line), in their current formats, existing as of the date hereof, even if such existing publications carry articles or publish issues from time to time pertaining to events of interest covered in the Magazine.

     (b) Each Seller severally acknowledges that the restrictions in the foregoing Subsection (a) are reasonable in scope and duration and necessary to protect, and to enable Buyer as the owner of the Business to receive the anticipated benefits of, the goodwill of the Business.

     (c) The restrictions under foregoing Subsection (a) shall be severable and constitute a separate covenant with respect to each type of business. Each Seller agrees that if in any judicial proceeding a court shall refuse to enforce any of the separate covenants under foregoing Subsection (a), then such unenforceable covenant shall be deemed eliminated from the provisions of this Agreement for the purposes of such proceeding to the extent necessary to permit the remaining separate covenants to be enforced in such proceeding.

     (d) For a period of two years after the Closing Date, each Seller severally agrees to hold in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law or the rules of any stock exchange, all confidential documents and information concerning Buyer or the Business, provided that the restrictions in this Subsection shall not preclude the enforcement of any such Seller's rights under this Agreement.

     (e) Each Seller severally acknowledges that Buyer and the Companies will be irreparably harmed in the event of a breach or threatened breach by any of them of the restrictions under this Section, that there would be no adequate relief at law or in damages to compensate Buyer or the Companies for any such breach, and that Buyer or the Companies shall be entitled to injunctive relief requiring specific performance of this Section by such Seller in addition to any other remedy that may be available at law or in equity.

     (f) Each Seller severally acknowledges and agrees that the restrictions in this Section shall be for the benefit of Buyer, the Companies and their respective successors and assigns, and shall be enforceable by Buyer, the Companies and their respective successors and assigns.

     4.3 [INTENTIONALLY OMITTED.]

     4.4 TERMINATION OF SHAREHOLDER AGREEMENTS. Sellers shall terminate or cause to be terminated the following agreements and shall release and waive any and all claims thereunder, effective upon the Closing: (i) the Shareholders' Agreement dated October 7, 1987 among MCC, Levy, Curtis and Dow Jones, as amended by the Amendment to Shareholders' Agreement dated March 29, 1996 and
(ii) the Stock Restriction Agreement dated October 7, 1987 among Curtis, Levy, MCC and Dow Jones.

     4.5 MAINTENANCE OF INSURANCE. For a period of at least four (4) years following the Closing, Buyer will cause MCC and TMI and their respective successors and assigns to maintain liability insurance coverage including coverage for libel and slander in such amounts and with such terms and provisions as are reasonably prudent and generally customary for companies engaged in the same business as MCC and TMI provided; however; that in no event shall the amount of such coverage be less than thirty million and no/100 dollars $30,000,000.00 per occurrence and thirty million and no/100 dollars $30,000,000.00 in the aggregate. During such period, Buyer shall include Sellers as additional insureds under such insurance and provide to Sellers evidence of such insurance as Sellers or any of them may reasonably request.

     4.6 BONUSES. Buyer shall cause the Companies promptly after Closing to pay bonuses in the amounts and to the employees specified on Schedule 4.6. The parties agree that all of such bonuses shall constitute current liabilities of the Companies as of the close of business immediately prior to Closing but that a portion of such bonuses equal to the lesser of (i) $45,000.00 or (ii) one-half of the full amount of such bonuses, shall be excluded from Closing Date Current Liabilities.



                                   ARTICLE 5
                                INDEMNIFICATION

     5.1 INDEMNIFICATION BY BUYER. Buyer agrees promptly to indemnify and save Sellers harmless from and against all costs, demands, expenses, losses, claims, damages and liabilities, including without limitation reasonable attorney's fees, arising out of, relating to or resulting from:

     (a) Any inaccuracy in any representation or the breach of any warranty made by Buyer in or pursuant to this Agreement or in any Closing document delivered to Sellers pursuant to this Agreement or in any other document which this Agreement recites as having been delivered by Buyer to Sellers, or

     (b) Any failure by Buyer duly to perform or observe any term, provision, covenant or agreement in this Agreement on the part of Buyer to be performed or observed prior to or after the Closing, or

     (c) Any liability or claim arising out of the conduct of the Business after the Closing Date.

Buyer shall not be obligated to indemnify Sellers unless and until the aggregate amount of such indemnification exceeds $500,000.00, in which case Sellers shall then be entitled to indemnification of the entire amount of such indemnification (i.e., from the first dollar), provided that any payment owed by Buyer to Sellers under Section 1.2 shall not be counted in determining whether such $500,000.00 limitation is satisfied, and Sellers shall have the right to recover any such payment without regard to any such limitation.

     5.2 INDEMNIFICATION BY SELLERS.

     (a) Subject to Section 5.2(b), Sellers, jointly and severally, agree promptly to indemnify and hold harmless Buyer and, after Closing, Companies from and against all costs, demands, expenses, losses, claims, damages and liabilities, including without limitation reasonable attorney fees (collectively, "Buyer's Losses"), arising out of, relating to or resulting from:

     (i) Any inaccuracy in any representation or the breach of any warranty made by any Seller in or pursuant to this Agreement, any Schedule hereto or document attached to such Schedule or in any Closing document, or

     (ii) Any failure by any Seller duly to perform or observe any term, provision, covenant, agreement or condition in this Agreement on the part of such Seller to be performed or observed prior to or after the Closing, or

     (iii) The Stanley Lawsuit (as defined in Schedule 2.15) or the article published in the Magazine which is the subject of the Stanley Lawsuit, to the extent any Buyer's Losses arising out of, relating to or resulting from the Stanley Lawsuit or such article are not recoverable by the Companies under insurance policies maintained by the Companies prior to closing.

     (b) Indemnification under Sections 5.2(a) is subject to the following limitations:

     (i) No Seller shall be obligated to indemnify Buyer unless and until Buyer's Losses exceed $500,000.00, in which case Buyer shall then be entitled to indemnification of the entire amount of Buyer's Losses (i.e., from the first dollar), provided that any amount owed by any Seller to Buyer under Sections
1.2 and 5.2(a)(iii) and Buyer's Losses from a breach of Section 2.1(a), 2.2,
2.3 or 2.10 shall not be counted in determining whether such limitation is satisfied, and Buyer shall have the right to recover any such payment without regard to any such limitation.

     (ii) The aggregate amount of all payments required to be made by any Seller in satisfaction of claims for indemnification pursuant to Section 5.2(a) shall not exceed such Seller's portion of the Purchase Price as set forth in
Section 1.2(b)(ii).

     (iii) With respect to any Buyer's Loss, Buyer shall not be entitled to recover from either Levy or Dow Jones in excess of such Seller's Pro Rata Share (as defined below) of the Buyer's Loss until Buyer has obtained a judgment against the other (the "Other Seller") for such Buyer's Loss and such judgment remains undischarged, in whole or in part, for thirty (30) days after the day it is entered, in which case Buyer shall, subject to the limitations set forth in the foregoing Subsection (b)(ii), be entitled to recover the full amount of the Buyer's Loss without regard to the limitation in this Subsection
(b)(iii); provided that (A) the limitation in this Subsection (b)(iii) shall not apply if the Other Seller is subject to voluntary or involuntary bankruptcy or insolvency proceedings, has sold substantially all of its or his assets, or has died or otherwise ceased to exist, and (B) any appeal from a judgment against the Other Seller shall not abate or otherwise impair Buyer's right to collect the entire amount of the Buyer's Loss without regard to the limitation in this Subsection (b)(iii) subsequent to the thirtieth (30th) day after the
entry of such judgment.   "Pro Rata Share" with respect to either Dow Jones or
Levy shall mean a fraction having a numerator equal to the ownership percentage specified in Section 1.2(b) for such Seller and a denominator equal to 98.9173%.

     (iv) Notwithstanding anything contained herein to the contrary, no Seller shall be liable for any Buyer's Loss resulting from or relating to the breach of any other Seller's representations and warranties under Section 2.3 or any other Seller's covenants under Sections 4.1 and 4.2.

     5.3 INDEMNITY PROCEDURE.

     (a) Any party (an "Indemnified Party") seeking indemnification hereunder from any other party hereto (an "Indemnifying Party") shall notify the Indemnifying Party of any claim to be asserted under Section 5.1 or 5.2 against the Indemnifying Party within thirty (30) days after the Indemnified Party receives notice of or otherwise has actual knowledge of such claim ("Adverse Claim"), and shall provide to the Indemnifying Party as soon as practicable thereafter all information and documentation necessary to support and verify the Adverse Claim being asserted, and the Indemnifying Party shall be given access to all books and records in the possession or control of the Indemnified Party which the Indemnifying Party reasonably determines to be related to such Adverse Claim.

     (b) Promptly after receipt by an Indemnified Party of notice of the commencement by any third party of any action, suit or proceeding which might result in the Indemnifying Party becoming obligated to indemnify or make any other payment to the Indemnified Party under this Agreement, the Indemnified Party shall notify the Indemnifying Party forthwith in writing of the commencement thereof. The failure of the Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which it may have on account of this indemnification or otherwise, except to the extent that the Indemnifying Party is materially prejudiced thereby. The Indemnifying Party shall have the right, within thirty (30) days after being so notified, to assume the defense of such litigation or proceeding with counsel reasonably satisfactory to the Indemnified Party in good faith and at the Indemnifying Party's own expense; provided that unless and until the Indemnifying Party shall assume such defense pursuant to this sentence, the Indemnified Party shall have the right to conduct and control the defense of such litigation and proceeding (including the settlement thereof) without the Indemnifying Party's consent and shall be entitled to payment from the Indemnifying Party of all reasonable costs of such defense (including attorney's fees and expenses). If it is determined that the Indemnified Party is not entitled to indemnification from the Indemnifying Party, then the amount of the costs of such defense advanced by the Indemnifying Party shall be reimbursed by the Indemnified Party. In any such litigation or proceeding the defense of which the Indemnifying Party shall have so assumed, the Indemnified Party shall have the right to participate therein and retain its own counsel at its own expense, unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of the same counsel or (ii) the named parties to any such litigation or proceeding (including impleaded parties) include both the Indemnifying Party and the Indemnified Party, and representation of such parties by the same counsel would be inappropriate due to actual or potential differing interests between them; in either such case, such separate counsel may be retained by the Indemnified Party at the expense of the Indemnifying Party. The Indemnifying Party may elect to settle any claim, action or proceeding defended by it without the written consent of the Indemnified Party provided that such settlement is limited to payment of monetary damages which are payable in full by the Indemnifying Party and the Indemnified Party is fully discharged at the time of the settlement from any liability with respect to the claim, action or proceeding. The Indemnifying Party may not enter into any settlement that is not limited to payment of monetary damages without the Indemnified Party's prior written consent which will not be unreasonably withheld. Each Seller and Buyer severally covenant to use all reasonable efforts to cooperate fully with respect to the defense of any claim, action or proceeding covered by this Section 5.3.

     (c) The parties acknowledge and agree that (i) the Stanley Lawsuit constitutes an Adverse Claim with respect to which Buyer is deemed to have given Sellers notice and related information and documentation in accordance with Section 5.3(a), and (ii) the Sellers as the Indemnifying Party shall have the right to assume the defense of the Stanley Lawsuit in accordance with
Section 5.3(b). Notwithstanding anything herein to the contrary, it is agreed that (i) the Stanley Lawsuit shall not be settled by Buyer without the consent of Sellers if the resulting settlement will exceed amounts that are recoverable by the Companies under insurance policies maintained by the Companies prior to Closing and (ii) Buyer shall not seek to change existing legal counsel handling the Stanley Lawsuit without the consent of Sellers, which consent (under either
(i) or (ii)) shall not be unreasonably withheld. Furthermore, it is expressly agreed that if the Sellers assume the defense of the Stanley Lawsuit, Buyer will cause MCC to cooperate fully so that the cost of the defense of such lawsuit (including attorneys' fees and expenses) can continue to be borne by the Companies in accordance with the terms of the insurance policies maintained by the Companies prior to the Closing, and shall only be borne by the Sellers after all insurance available to the Companies for the payment of such costs is exhausted.

     5.4 MEASURE OF DAMAGES. The measure of damages to be awarded to any Indemnified Party shall be the amount which would be required to place such Indemnified Party in the position in which it or he would have been had the event resulting in such indemnification not occurred, taking into account receipt of insurance proceeds, related indemnity payments from unaffiliated third parties and related tax benefits, if any.

     5.5 WAIVER OF RIGHT TO CONTRIBUTION. Sellers hereby waive, effective as of the Closing Date, any rights which Sellers may have against any Company in connection with any contribution or indemnification for payments made after the Closing pursuant to this Agreement or otherwise.


                                   ARTICLE 6
                  CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

     The obligation of Buyer to consummate the purchase of the Shares is subject to the satisfaction of the following conditions at or prior to the Closing Date, unless waived in writing by Buyer:

     6.1 PERFORMANCE OF UNDERTAKINGS.   Each of the acts and undertakings to be
performed by Sellers on or before the Closing Date pursuant to this Agreement shall have been duly performed.

     6.2 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Sellers contained in this Agreement or in any Schedule or Exhibit hereto or any certificate delivered to Buyer that are qualified by materiality shall be true, and all such representations and warranties that are not qualified by materiality shall be true in all material respects, on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, regardless of the date as of which the information in this Agreement or any such Schedule, Exhibit or certificate is given, except for changes permitted under the terms of this Agreement or consented to in writing by Buyer.

     6.3 CONSENTS. All necessary approvals or consents shall have been obtained from any and all federal, state, local and foreign governmental departments and agencies and all other commissions, boards, agencies and from any other person, firm or entity whose approval or consent is necessary to the consummation of the Transactions.

     6.4 HART-SCOTT-RODINO. Any waiting periods applicable to the Transactions under applicable U.S. and foreign antitrust or trade regulation laws and regulations, including, without limitation, under the Hart-Scott-Rodino Act ("HSR"), shall have expired or been terminated.

     6.5 NO MATERIAL ADVERSE CHANGE. There shall have been no material adverse change in the Business, or the results of operations, assets or financial condition of any Company between the Current Date and the Closing Date, other than changes affecting the magazine publishing industry generally.

     6.6 DOCUMENTS TO BE DELIVERED TO BUYER. Buyer shall have received all of the following documents, satisfactory in form in the reasonable discretion of Buyer and its counsel:

     (a) Certificates representing all of the Shares, with stock powers covering the Shares endorsed in blank and in proper form for transfer, with all requisite stock transfer tax stamps, if any, affixed to such certificates;

     (b) The written resignations of all officers and directors of each Company or documentation reasonably satisfactory to Buyer as to the removal, consistent with law, of any non-resigning officer or director;

     (c) The opinion of each of Levy's counsel, Dow Jones' counsel and MCC's counsel, each dated the Closing Date, to the effect set forth in Exhibit 6.6(c);

     (d) Governmental certificates, dated as of a date as near as practicable to the Closing Date, showing that each Company is duly incorporated and in good standing in the State of Texas and that MCC is qualified to do business and in good standing in each jurisdiction listed on Schedule 2.1(a);

     (e) A certificate of the Secretary (or Assistant Secretary) of each Company attesting as to the Articles of Incorporation and Bylaws of such Company;

     (f) The stock certificates representing all of the outstanding capital stock of the Subsidiaries issued in the name of MCC;

     (g) The corporate minute books of each Company, including true and complete copies of the Articles of Incorporation, the Bylaws and the minutes of all meetings of directors and shareholders and written consents reflecting all actions taken by the directors or shareholders without a meeting from the date of incorporation to the Closing Date; and

     (h) Such additional information and materials as Buyer shall have reasonably requested to evidence the satisfaction of Sellers' obligations hereunder.

     6.7 SUITS.   No suit, action or other proceeding shall be threatened or pending before any court or governmental agency in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the Transactions.

     6.8 OFFICERS AND KEY EMPLOYEES. Buyer shall have entered into an employment, consulting agreement or other arrangement with Levy and each of the officers and key employees identified on Schedule 6.8 containing terms and conditions acceptable to Buyer and Sellers including, without limitation, (a) the length of such arrangement, (b) duties and responsibilities intended, (c) positions, title and reporting responsibilities and (d) base compensation, benefits and other compensation arrangements.

     6.9 BANK LOAN. Buyer shall have received assurances satisfactory to Buyer that immediately upon payment in full of the Bank Loan, all liens securing the Bank Loan, including, without limitation, the pledge of the shares of TMI, shall be released in full.

                                   ARTICLE 7
                 CONDITIONS PRECEDENT TO OBLIGATION OF SELLERS

     The obligations of Sellers to sell the Shares is subject to satisfaction of the following conditions at or prior to the Closing Date, unless waived by each Seller:

     7.1 PERFORMANCE OF UNDERTAKINGS. Each of the acts and undertakings to be performed by Buyer on or before the Closing Date pursuant to this Agreement shall have been duly performed.

     7.2 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer contained in this Agreement or in any certificate delivered to Sellers shall be true in all material respects on and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of such date, except for changes permitted under the terms of this Agreement or consented to in writing by Sellers.

     7.3 CONSENTS.   All necessary approvals, consents and releases shall have
been obtained from any and all federal, state, local and foreign governmental departments and agencies and from all other commissions, boards, agencies and from any other person, firm or entity whose approval, consent or release is necessary to the consummation of the transactions contemplated by this Agreement.

     7.4 HART-SCOTT-RODINO.   Any waiting periods applicable to the
Transactions under applicable U.S. and foreign antitrust or trade regulation laws and regulations, including, without limitation, under the HSR, shall have expired or been terminated.

     7.5 DOCUMENTS TO BE DELIVERED TO SELLERS. Sellers shall have received the following documents or confirmation of actions by Buyer, satisfactory in form and substance in the reasonable discretion of each Seller and its or his counsel:

     (a) Payment of the Adjusted Initial Purchase Price;

     (b) Copies of resolutions adopted by the Board of Directors of Buyer, certified by its Secretary or an Assistant Secretary, authorizing the execution, delivery and performance of this Agreement;

     (c) The opinion of Buyer's counsel, dated the Closing Date, to the effect set forth in Exhibit 7.5(c); and

     (d) Such additional information and materials as Seller shall have reasonably requested to evidence satisfaction of Buyer's obligations hereunder.

     7.6 SUITS.   No suit, action or other proceeding shall be threatened or pending before any court or governmental agency in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the Transactions.

     7.7 INSURANCE ARRANGEMENTS.

     (a) Levy and Buyer shall have entered into an agreement that provides for
(i) the release by MCC of any right to receive reimbursement for premium payments made by MCC under the existing split-dollar life insurance arrangement with Levy described on Schedule 7.7, and (ii) the release by Levy of any obligation of MCC to make any further premium payments for such insurance.

     (b) Curtis and Buyer shall have entered into an agreement that provides for (i) the release by MCC of any right to receive reimbursement for premium payments made by MCC under the existing split-dollar life insurance arrangement with Curtis described on Schedule 7.7, and (ii) the release by Curtis of any obligation of MCC to make any further premium payments for such insurance.

     (c) Trustee of the Levy Children's Family Trusts ("Trustee") and Buyer shall have entered into an agreement that provides for (i) the release by MCC of any right to receive reimbursement for premium payments made by MCC under the existing split-dollar life insurance arrangement with Trustee described on
Schedule 7.7, and (ii) the release by Trustee of any obligation of MCC to make any further premium payments for such insurance.


     7.8 ASSIGNMENT OF PERSONAL PROPERTY.   Title to the assets set forth on
Schedule 7.8 shall have been transferred to the respective Sellers as set forth on such Schedule 7.8.


7.9 OFFICERS AND KEY EMPLOYEES. The condition set forth on Schedule 6.8 shall have been satisfied.

                                   ARTICLE 8
                                    CLOSING


     The closing of the Transactions (the "Closing") shall take place at the offices of Bose McKinney & Evans, 2700 First Indiana Plaza, 135 North Pennsylvania Street, Indianapolis, Indiana 46204 on the date hereof.

                                   ARTICLE 9
                                    SURVIVAL

     All representations, warranties, covenants and agreements contained in this Agreement or in any other Closing document shall survive the Closing regardless of any investigation, inquiry or knowledge on the part of any party hereto, and the Closing shall not constitute a waiver by any party of any breach thereof by any other party; provided, however, that the period of survival shall (i) in the case of the representations and warranties in Sections 2.1(a), 2.2, 2.3, 2.10 and Article 3, continue for the applicable statute of limitation, (ii) in the case of all other representations and warranties, end eighteen (18) months after the Closing Date, (iii) in the case of the indemnification covenant under Section
5.1 or 5.2 for breach of any representation or warranty, continue for the same period as the representation or warranty, (iv) in the case of the covenants under Section 4.2, continue for the period specified in such Section, (v) in the case of the indemnification obligation under Section 5.2(a)(iii), continue indefinitely, and (vi) in the case of all other covenants and agreements, continue for the applicable statute of limitation (in each case, the "Survival Period"). No claim may be brought under this Agreement or any other document unless written notice of the claim is given on or prior to the last day of the applicable Survival Period. In the event notice of a bona fide claim existing at the time such notice is so given, the right to indemnification with respect to the claim as set forth in Article 5 shall survive the applicable Survival Period until the claim is finally resolved and any obligations with respect to the claim are fully satisfied.

                                   ARTICLE 10
                                    REMEDIES

     10.1 GENERAL.   All rights, remedies or powers hereby conferred shall, to
the extent not prohibited by law, be deemed cumulative and not exclusive of any other thereof, or of any other rights, remedies or powers available. No single or partial exercise of any right, remedy or power by a party shall preclude further exercise thereof.

     10.2 NO WAIVER.   No delay or omission to exercise any right, power or
remedy accruing to a party upon the occurrence of any breach of any warranty, covenant or agreement contained in this Agreement shall impair any such right, power or remedy or be construed to be a waiver of any such breach or any acquiescence therein or to any similar breach thereafter occurring. No waiver of any single breach shall be deemed to be a waiver of any thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of a party of any breach or any waiver of any provision or condition of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing.

                                   ARTICLE 11
                                 MISCELLANEOUS

     11.1 ASSIGNMENT.   All covenants, agreements, representations and
warranties of the parties contained herein shall be binding upon and inure to the benefit of Buyer and its successors and assigns and Sellers and their respective successors, assigns, estates and personal representatives and the Companies and their successors and assigns. This Agreement may not be assigned by any party without the prior written consent of the other parties, except that (i) Buyer may assign its rights or delegate its duties hereunder to any direct or indirect wholly-owned subsidiary of Buyer, and (ii) any party may assign its rights under this Agreement as collateral security to any lender providing financing to the party or any of its affiliates; provided that in the case of any assignment, the assignor shall remain liable for performance of his or its indemnity and other obligations under this Agreement.

     11.2 EXPENSES. Buyer and each Seller will bear all of his or its own respective expenses, and MCC will bear its expenses, including but not limited to counsel and accountants' fees, in connection with this Agreement and the Transactions. Any such expenses of MCC that are not paid in full as of the Closing shall constitute current liabilities of the Companies as of January 31, 1998, but the lesser of (i) $15,000 or (ii) one-half (1/2) of such expenses shall be excluded as Closing Date Current Liabilities.

     11.3 NOTICE.   All notices, requests, demands and other communications
hereunder shall be in writing and shall be deemed to have been duly given when
(i) personally delivered, (ii) delivered by courier (including overnight delivery service) or (iii) deposited in the United States mail, certified or registered, return receipt requested, postage prepaid, in each case addressed to the parties or their permitted assignees, at the following addresses (or at such other address as to which notice shall be given in writing by either party to the other) as follows:

     (a) To Buyer:

         Emmis Broadcasting Corporation
         950 North Meridian Street, Suite 1200
         Indianapolis, Indiana  46204
         Attention: Jeffrey H. Smulyan, Chairman

       Copy to:

         Bose McKinney & Evans
         2700 First Indiana Plaza
         Indianapolis, Indiana  46204
         Attention:  David L. Wills, Esq.

     (b) To Sellers:

     (i) Levy:

         Michael R. Levy
         Post Office Box 146
         Austin, Texas 78767

     Copy to:

         W. Amon Burton, Jr., Esq.
         1306 Guadalupe
         Austin, Texas 78701

     (ii) Dow Jones:

         Dow Jones & Company, Inc.
         200 Liberty Street
         New York, New York 10281
         Attention: Mr. Kevin Roche, Chief Financial Officer

       Copy to:

         Patterson, Belknap, Webb & Tyler LLP
         1133 Avenue of the Americas
         New York, New York 10036-6710
         Attention: John P. Schmitt, Esq.

     (iii) Curtis:

         Gregory Curtis
         3602 River Road
         Austin, Texas 78703

       Copy to:

         Akin, Gump, Strauss, Hauer & Feld, LLP
         1900 Frost Bank Plaza
         816 Congress Avenue
         Austin, Texas 78701
         Attention: Brandon C. Janes

     11.4 CAPTIONS.   Captions and Section headings used herein are for
convenience only and are not a part of this Agreement and shall not be used in construing it.

     11.5 COOPERATION.   The parties agree to cooperate in the effectuation of
the Transactions and to execute any and all additional documents or to take such additional action as shall be reasonably necessary or appropriate for such purpose.

     11.6 SCHEDULES AND EXHIBITS.   All references to Schedules and Exhibits
herein shall include Schedules and Exhibits hereto or certified by and delivered by the applicable parties prior to the execution and delivery of this Agreement whether or not attached hereto. All Schedules, certificates and documents delivered pursuant to the terms of this Agreement are made a part hereof.

     11.7 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     11.8 PUBLICITY. No party shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of each of the other parties (which consent shall not be unreasonably withheld) except as may be required by law, rule or regulation, court process or any listing agreement with any national securities exchange.

     11.9 APPLICABLE LAW.   This Agreement shall be governed and construed in
accordance with the laws of the State of Texas without regard to its principles of conflicts of laws.

     11.10 CONSENT TO JURISDICTION. EACH PARTY HERETO (I) AGREES THAT THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF INDIANA OR, IF JURISDICTION OF THAT COURT IS NOT AVAILABLE, THE STATE COURTS OF THE STATE OF INDIANA, SHALL HAVE EXCLUSIVE JURISDICTION OF ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT AND ANY ACTION FOR ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF; (II) AGREES TO SUBMIT GENERALLY AND UNCONDITIONALLY TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF INDIANA OR, IF JURISDICTION OF THAT COURT IS NOT AVAILABLE, TO THE EXCLUSIVE JURISDICTION OF THE STATE COURTS OF THE STATE OF INDIANA, FOR THE PURPOSE OF ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT AND ANY ACTION FOR ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF; (III) IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING IN ANY MANNER PERMITTED BY THE RULES APPLICABLE TO SUCH COURT, INCLUDING SERVICE OF PROCESS BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE ADDRESS FOR SUCH PARTY NOTED HEREIN; AND (IV) IRREVOCABLY WAIVES ANY OBJECTION WHICH SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT AND IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM; PROVIDED THAT (A) A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING THAT IS NOT FURTHER APPEALABLE SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT, AND (B) ANY ACTION FOR SPECIFIC PERFORMANCE OF OTHER INJUNCTIVE OR

EQUITABLE RELIEF MAY BE BROUGHT IN ANY OTHER COURT HAVING PERSONAL JURISDICTION OVER THE DEFENDANT.

     11.11 SEVERABILITY.   If any term, provision, covenant or restriction of
this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     11.12 ENTIRE AGREEMENT.   This Agreement (including the Schedules and
Exhibits hereto) constitutes the entire agreement between the parties hereto with respect to the subject hereof, and no amendment, alteration or modification of this Agreement shall be valid unless in each instance such amendment, alteration or modification is expressed in a written instrument duly executed in the name of the party or parties making such amendment, alteration or modification. There are no oral agreements between or among the parties hereto.


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




     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                           BUYER:

                           EMMIS BROADCASTING CORPORATION


                           By:______________________________________________
                           Howard L. Schrott, Executive Vice President, Chief Financial Officer and Treasurer


                           SELLERS:


                           __________________________________________________
                           MICHAEL R. LEVY


                           DOW JONES & COMPANY, INC.


                           By:_______________________________________________
                           Printed:__________________________________________
                           Title:____________________________________________




                           __________________________________________________
                           GREGORY CURTIS


                           _________________________________________________
                           TRACY CURTIS (wife of Gregory Curtis)







                                       33